Exhibit 5.1

June 6, 2022

Truist Financial Corporation

214 N. Tryon Street

Charlotte, North Carolina 28202

Re:	$850,000,000 4.123% Fixed-to-Floating Rate Medium-Term Notes, Series G (Senior), due June 6, 2028 (the “Senior Notes”)

Ladies and Gentlemen:

We have acted as counsel to Truist Financial Corporation, a North Carolina corporation (the “Corporation”), in connection with a Registration Statement on Form S-3 (File No. 333-261845) filed on December 22, 2021 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the issuance and sale of the above-referenced Senior Notes pursuant to a Syndicated Underwriting Agreement, dated June 1, 2022 (the “Syndicated Underwriting Agreement”), between the Corporation, on the one hand, and Truist Securities, Inc., Goldman Sachs & Co. LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein, on the other hand, which Syndicated Underwriting Agreement is delivered pursuant to the Distribution Agreement, dated as of June 30, 2017 (the “Distribution Agreement”), between the Corporation and the agents listed on Schedule A thereto. The Senior Notes are being issued under that certain Indenture Regarding Senior Securities, dated as of May 24, 1996, as amended by the First Supplemental Indenture, dated as of May 4, 2009, as further amended by that certain Second Supplemental Indenture, dated as of June 6, 2022 (as so amended, the “Senior Indenture”), between the Corporation and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association, a national banking association and successor to the corporate trust business of State Street Bank and Trust Company), as Trustee, copies of which are incorporated by reference to Exhibit 4.1 of the Corporation’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 1996, Exhibit 4.2 of the Corporation’s Current Report on Form 8-K, filed with the Commission on May 4, 2009, and Exhibit 4.1 of the Corporation’s Current Report on Form 8-K, filed with the Commission on June 6, 2022, respectively.

We have examined the Registration Statement, the Syndicated Underwriting Agreement, the Distribution Agreement, the Senior Indenture and duplicates of the global notes representing the Senior Notes. We are familiar with the corporate proceedings of the Corporation to date with respect to the issuance and sale of the Senior Notes, and we have examined such corporate records of the Corporation and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have assumed, without any independent investigation, that (i) all documents that have been submitted to us as originals

Truist Financial Corporation

214 N. Tryon Street

Charlotte, North Carolina 28202

June 6, 2022

are authentic, and that all documents that have been submitted to us as copies conform to authentic, original documents; and (ii) all persons executing agreements, instruments or documents examined or relied upon by us had the capacity to sign such agreements, instruments or documents, and all such signatures are genuine.

We have assumed that each of the documents has been duly authorized, executed and delivered by each of the parties thereto other than the Corporation and constitutes valid and legally binding obligations of such parties enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other laws relating to or affecting creditors’ rights generally and general principles of equity, constitutional rights and public policy, regardless of whether enforceability is considered in a proceeding at law or in equity. We have also assumed that that (i) the Corporation is validly existing as a corporation in good standing under the laws of the State of North Carolina, (ii) the Corporation has the corporate power and authority to execute, deliver and perform the Senior Notes, and (iii) the Senior Notes have been duly and validly authorized by the Corporation.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Senior Notes have been duly and validly authorized by the Corporation and constitute valid and legally binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.

The opinion set forth above regarding the enforceability of the Senior Notes is subject to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

This opinion is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We are licensed to practice law in the State of New York and, accordingly, we do not express any opinion concerning any law other than the laws of the State of New York and applicable federal laws of the United States of America. We do not express any opinion on any issue not expressly addressed above.

Truist Financial Corporation

214 N. Tryon Street

Charlotte, North Carolina 28202

June 6, 2022

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Corporation filed with the Commission on June 6, 2022 and thereby incorporated by reference into the Registration Statement, and to the reference to our firm contained therein.

Respectfully submitted, /s/ Squire Patton Boggs (US) LLP